CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors and Shareholders

Vision Global Solutions, Inc.,
455 Notre Dame Street East
Montreal, Quebec, Canada H2Y 1C9


We hereby consent to the inclusion by reference of our audit report dated June 30, 2005, relating to our audits of the consolidated balance sheets of Vision Global Solutions, Inc. as of March 31, 2005 and 2004 and the related Consolidated Statements of Income, Consolidated Changes in Stockholders' Equity, and Consolidated Statements of Cash Flows for the years then ended. , and to all references to our firm included in this Registration Statement on Form S-8.

Jewett, Schwarz & Associates

Jewett, Schwarz & Associates
Hollywood, Florida